As filed with the Securities and Exchange Commission on February 23, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SAB Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-3899721
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2100 East 54th Street North
Sioux Falls, South Dakota	57104
(Address of Principal Executive Offices)	(Zip Code)

SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan

Legacy SAB Biotherapeutics, Inc. 2014 Equity Incentive Plan
(Full title of the plans)

Samuel J. Reich
Chief Executive Officer
SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, South Dakota 57104
(Name and address of agent for service)

(605) 679-6980
(Telephone number, including area code, of agent for service)

Copies to:

Ilan Katz, Esq. Brian Lee, Esq. Dentons US LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 768-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The registrant is filing this Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering an additional 500,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), issuable to eligible persons under the SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”), which shares are in addition to the shares registered on the registrant’s registration statement on Form S-8 filed on February 1, 2022 (File No. 333-262452) (the “Prior Registration Statement”). The additional 500,000 shares of Common Stock issuable pursuant to the 2021 Plan have become reserved for issuance as a result of the operation of the “evergreen” provision of the 2021 Plan, which provides that the total number of shares subject to such plan may be increased each year pursuant to a specified formula set out therein. Accordingly, the contents of the Prior Registration Statement are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”).

This Registration Statement is also being filed to register 323,755 shares of Common Stock issuable to eligible persons under the Legacy SAB Biotherapeutics, Inc. 2014 Equity Incentive Plan (the “2014 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The document(s) containing the information specified in Part I will be sent or given to participants in the 2014 Plan, as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Commission are hereby incorporated by reference into this Registration Statement:

(a)
the registrant’s Annual Report on Form 10-K for the period ended December 31, 2022 (as filed with the Commission on April 14, 2023, as amended on April 28, 2023;
(b)
the registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2023, June 30, 2023, and September 30, 2023 (as filed with the Commission on May 15, 2023, August 21, 2023, and November 13, 2023, respectively);
(c)
the registrant’s Current Reports on Form 8-K filed with the Commission on January 27, 2023, March 24, 2023, March 31, 2023, April 4, 2023, July 3, 2023, July 31, 2023, August 21, 2023, October 2, 2023, October 27, 2023, November 14, 2023, November 20, 2023, November 22, 2023, January 3, 2024, January 25, 2024, January 26, 2024, and February 2, 2024; and
(d)
the description of the registrant’s common stock contained in the registrant’s registration statement on Form 8-A , filed by the registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 8, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of Common Stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The registrant has adopted provisions in the registrant’s certificate of incorporation and bylaws, which became effective in connection with the completion of the registrant’s business combination on October 22, 2021, that limit or eliminate the personal liability of the registrant’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to the registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•
any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•
any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the registrant’s bylaws provide that:

•
the registrant will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•
the registrant will advance expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of the registrant, subject to limited exceptions.

The registrant has entered into indemnification agreements with its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law. The registrant will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and the registrant will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of the registrant or in furtherance of the registrant’s rights. Additionally, certain of the registrant’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the registrant has agreed in the indemnification agreements that the registrant’s obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The registrant also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.
Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the Commission on October 28, 2021).
4.2	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K filed with the Commission on October 28, 2021).
4.3	Specimen Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-1 January 4, 2021).
4.4

Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Voting Preferred Stock (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the Commission on October 2, 2023)

4.5

Certificate of Amendment to the Certificate of Incorporation, as amended and restated, dated January 2, 2024 (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed with the Commission on January 3, 2024)

5.1*	Opinion of Dentons US LLP.
23.1*	Consent of Mayer Hoffman McCann P.C, independent registered public accounting firm.
23.2*	Consent of Dentons US LLP (included in Exhibit 5.1).
23.3*	Power of Attorney (included on signature page of this registration statement).
24.1*	SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed by the Company on April 14, 2023).
99.1	SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Annual Report on Form 10-K filed by the Company on April 14, 2023).
99.2*	Legacy SAB Biotherapeutics, Inc. 2014 Equity Incentive Plan
107*	Filing Fee Table

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, South Dakota, on February 23, 2024.

SAB BIOTHERAPEUTICS, INC.

By: /s/ Samuel J. Reich

Name: Samuel J. Reich

Title: Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Samuel J. Reich and Michael G. King as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Samuel J. Reich	Chief Executive Officer and Chairman	February 23, 2024
Samuel J. Reich	(Principal Executive Officer)

/s/ Michael G. King, Jr.	Chief Financial Officer (Principal Financial Officer and	February 23, 2024
Michael G. King, Jr.	Principal Accounting Officer)

/s/ Eddie J. Sullivan, PhD	President and Director	February 23, 2024
Eddie J. Sullivan, PhD

/s/ Katie Ellias	Director	February 23, 2024
Katie Ellias

/s/ Christine Hamilton, MBA	Director	February 23, 2024
Christine Hamilton, MBA

/s/ Scott Giberson, RPh, MPH, D.Sc.	Director	February 23, 2024
Scott Giberson, RPh, MPH, D.Sc.

/s/ David Link, MBA	Director	February 23, 2024
David Link, MBA

/s/ Erick Lucera	Director	February 23, 2024
Erick Lucera

/s/ Andrew Moin	Director	February 23, 2024
Andrew Moin

/s/ William Polvino, MD	Director	February 23, 2024
William Polvino, MD

/s/ Jeffrey G. Spragens	Director	February 23, 2024
Jeffrey G. Spragens